Exhibit 99.1

FOR IMMEDIATE RELEASE

Portman Ridge Finance Corporation

Announces Fourth Quarter and Full Year 2022 Financial Results

Increased Core Investment Income, Further Diversified Portfolio, Reduced Non-Accruals, Lowered Cost of Capital and Continued Share Repurchase Program in Full Year 2022

Increases Quarterly Distribution to $0.68 Per Share in the First Quarter of 2023, Marking the Second Consecutive Quarter of an Increased Stockholder Distribution

NEW YORK, March 9, 2023 – Portman Ridge Finance Corporation (Nasdaq: PTMN) (the “Company” or “Portman Ridge”) announced today its financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Highlights

•	Total investment income for the fourth quarter of 2022 was $18.6 million as compared to $17.3 million for the fourth quarter of 2021.

•	Core investment income[1], excluding the impact of purchase price accounting, for the fourth quarter of 2022 was $17.7 million as compared to $17.3 million for the fourth quarter of 2021.

•	Net investment income (“NII”) for the fourth quarter of 2022 was $7.1 million ($0.74 per share).

•	Net asset value (“NAV”) for the fourth quarter of 2022 was $232.1 million ($24.23 per share).

•	Weighted average contractual interest rate on our interest earning Debt Securities Portfolio as of December 31, 2022 and December 31, 2021 was approximately 11.1% and 8.1%, respectively.

•

Net deployment of $6.3 million, including new fundings of approximately $22.8 million, offset by approximately $16.5 million of repayments. Approximately 82.0% of new fundings were deployed in First Lien Term Loans.

•

Total shares repurchased in open market transactions under the Renewed Stock Repurchase Program during the quarter ended December 31, 2022 were 37,500 at an aggregate cost of approximately $0.8 million.

•	Draw of $14.3 million on the $25 million unfunded Class A-1R-R Notes from the 2018-2 Secured Notes to maximize the remaining capacity of the Notes.

Full Year 2022 Milestones

•

Restructured and refinanced the Revolving Credit Facility with JPMorgan Chase Bank during the second quarter of 2022 - the agreement placed three-month SOFR as the benchmark interest rate and reduced the applicable margin to 2.80% per annum from 2.85% per annum. Additionally, the Company extended the reinvestment period and scheduled termination date to April 29, 2025 and April 29, 2026, respectively.

[1]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase price discount accounting in connection with the Garrison Capital Inc. (“GARS”) and Harvest Capital Credit Corporation (“HCAP”) mergers. Portman Ridge believes presenting core investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial performance.

•

Total shares repurchased in open market transactions under the Renewed Stock Repurchase Program during the year ended December 31, 2022 were 167,017 at an aggregate cost of approximately $3.8 million. This compares to 75,377 shares repurchased during the year ended December 31, 2021 at an aggregate cost of approximately $1.8 million.

Subsequent Events

•

Increased stockholder distribution to $0.68 per share for the first quarter of 2023, payable on March 31, 2023 to stockholders of record at the close of business on March 20, 2023. This is a $0.01 per share distribution increase as compared to the fourth quarter of 2022 and a $0.05 per share distribution increase as compared to the first quarter of 2022. This also marks the second consecutive quarter of a stockholder distribution increase and the fourth stockholder distribution increase over the last six quarters.

Management Commentary

•

Ted Goldthorpe, Chief Executive Officer of Portman Ridge, stated, “We are pleased to report another strong quarter of earnings growth despite operating under difficult market conditions, a challenging economic environment, rising interest rates, and market volatility. Our core investment income in 2022 increased by $0.8 million in comparison to 2021 as we continue to see the impact that rising rates have in generating incremental revenue from our sourced investments. Additionally, our amended and extended credit facility with JPMorgan Chase has reduced our cost of capital, helping further reduce our expenses relative to our asset base. As we continue to execute our prudent investment strategy in 2023, we believe we are well-positioned to take advantage of opportunities that arise from the current market environment by continuing to be selective and resourceful in our investment decision-making. We are also anticipating incremental earnings momentum from the lag in our realized SOFR rates across our portfolio to come through over the next few quarters. Overall, our strong performance both this past quarter and this recently completed fiscal year coupled with our expectations of strong performance in the quarters ahead has allowed us to raise our dividend for the second straight quarter to $0.68 per share and we believe that we are situated to continue delivering attractive returns to our shareholders in 2023.”

Selected Financial Highlights

•

Total investment income for the year ended 2022 was $69.6 million, of which $55.8 million was attributable to interest income from the Debt Securities Portfolio. This compares to total investment income of $80.1 million for the year ended 2021, of which $63.8 million was attributable to interest income from the Debt Securities Portfolio.

•

Core investment income for full year 2022, excluding the impact of purchase price accounting, was $64.2 million, an increase of $0.8 million as compared to core investment income of $63.4 million for full year 2021.

•

Net investment income (“NII”) for full year 2022 was $28.9 million ($3.00 per share) as compared to $42.0 million ($4.92 per share) for full year 2021. The year-over-year decrease was largely to do a reduction in non-cash amortization.

•

Net asset value (“NAV”) for full year 2022 was $232.1 million ($24.23 per share) as compared to $280.1 million ($28.88 per share) for full year 2021; the decline was driven by mark-to-market movements.

•

Non-accruals on debt investments, as of December 31, 2022, remained relatively low at four debt investments, which compares to three investments on non-accrual status as of both September 30, 2022 and June 30, 2022 and seven investments on non-accrual status as of December 31, 2021. As of December 31, 2022, debt investments on non-accrual status represented 0.0% and 0.6% of the Company’s investment portfolio at fair value and amortized cost, respectively. This compares to debt investments on non-accrual status representing 0.5% and 2.8% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of December 31, 2021.

•

Total investments at fair value as of December 31, 2022 was $576.5 million; when excluding CLO funds, Joint Ventures, and short-term investments, these investments are spread across 31 different industries and 119 different entities with an average par balance per entity of approximately $3.3 million. This compares to $550.0 million of total investments at fair value (excluding derivatives) as of December 31, 2021, comprised of investments in 113 different entities (excluding CLO funds, Joint Ventures, and short-term investments).

•

Par value of outstanding borrowings, as of December 31, 2022, was $378.2 million with an asset coverage ratio of total assets to total borrowings of 160%. On a net basis, leverage as of December 31, 2022 was 1.49x2 compared to net leverage of 1.01x2 as of December 31, 2021.

Results of Operations

Operating results for the years ended December 31, 2022 and 2021 were as follows:

	For the Year Ended December 31,
($ in thousands)	2022	2021
Total investment income	$69,614	$80,086

Total expenses	40,724	38,082

Net Investment Income	28,890	42,004

Net realized gain (loss) on investments	(31,185)	(4,258)

Net unrealized gain (loss) on investments	(17,915)	(8,443)

Tax (provision) benefit on realized and unrealized (gains) losses on investments	(786)	(1,442)

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(49,886)	(14,143)

Realized gains (losses) on extinguishments of debt	—	(1,835)

Net Increase (Decrease) In Net Assets Resulting from Operations	$(20,996)	$26,026

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share(3):
Basic and Diluted:	$(2.18)	$3.05
Net Investment Income Per Common Share(3):
Basic and Diluted:	$3.00	$4.92
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted(3)	9,634,468	8,536,079

[2]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. Portman Ridge believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $33.1 million and $68.3 million of cash and cash equivalents and restricted cash for the years ended December 31, 2022 and December 31, 2021, respectively. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial condition.

[3]

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021. As a result, the share and per share amounts have been adjusted retroactively to reflect the split for all periods prior to August 26, 2021.

Investment Income

The composition of our investment income for the years ended December 31, 2022 and 2021 was as follows:

	For the Year Ended December 31,
($ in thousands)	2022	2021
Interest from investments in debt excluding accretion	$44,771	$42,787
Purchase discount accounting	5,425	16,644
PIK Investment Income	5,608	4,345
CLO Income	4,044	4,754
JV Income	8,591	9,178
Service Fees	1,175	2,378

Investment Income	$69,614	$80,086

Less: Purchase discount accounting	$(5,425)	$(16,644)

Core Investment Income	$64,189	$63,442

Fair Value of Investments

The composition of our investment portfolio as of December 31, 2022 and December 31, 2021 at cost and fair value was as follows:

($ in thousands)	December 31, 2022			December 31, 2021
Security Type	Cost/Amortized Cost	Fair Value	%(4)	Cost/Amortized Cost	Fair Value	%(4)
Senior Secured Loan	$435,856	$418,722	73	$361,556	$364,701	66
Junior Secured Loan	65,776	56,400	10	82,996	70,549	13
Senior Unsecured Bond	416	43	0	416	43	0
Equity Securities	28,848	21,905	4	26,680	22,586	4
CLO Fund Securities	34,649	20,453	3	51,561	31,632	6
Asset Manager Affiliates(5)	17,791	—	—	17,791	—	—
Joint Ventures	68,850	58,955	10	64,365	60,474	11
Derivatives	31	—	—	31	(2,412)	—

Total	$652,217	$576,478	100%	$605,396	$547,573	100%

[4]	Represents percentage of total portfolio at fair value
[5]	Represents the equity investment in the Asset Manager Affiliates

Interest Rate Risk

As of December 31, 2022, the Company had $378.2 million (par value) of borrowings outstanding with a weighted average interest rate of 6.1%, of which $108.0 million par value had a fixed rate and $270.2 million par value had a floating rate. This balance was comprised of $92.0 million of outstanding borrowings under the Senior Secured Revolving Credit Facility, $178.2 million of 2018-2 Secured Notes due 2029, and $108.0 million of 4.875% Notes due 2026.

As of December 31, 2022 and December 31, 2021, the fair value of investments and cash were as follows:

($ in thousands)	For the Year Ended, December 31,
Security Type	December 31, 2022	December 31, 2021
Cash and cash equivalents	$5,148	$28,919
Restricted Cash	27,983	39,421
Senior Secured Loan	418,722	364,701
Junior Secured Loan	56,400	70,549
Senior Unsecured Bond	43	43
Equity Securities	21,905	22,586
CLO Fund Securities	20,453	31,632
Asset Manager Affiliates	—	—
Joint Ventures	58,955	60,474
Derivatives	—	(2,412)

Total	$609,609	$615,913

As of December 31, 2022, the Company had unrestricted cash of $5.1 million and restricted cash of $28.0 million. This compares to unrestricted cash of $28.9 million and restricted cash of $39.4 million as of December 31, 2021. As of December 31, 2022, the Company had $23.0 million of available borrowing capacity under the Senior Secured Revolving Credit Facility, and no remaining borrowing capacity under the 2018-2 Secured Notes.

Interest Rate Volatility

The Company’s investment income is affected by fluctuations in various interest rates, including LIBOR and prime rates.

As of December 31, 2022, approximately 90.0% of our Debt Securities Portfolio at par value were either floating rate with a spread to an interest rate index such as LIBOR or the prime rate. 78.8% of these floating rate loans contain LIBOR floors ranging between 0.50% and 2.00%. We generally expect that future portfolio investments will predominately be floating rate investments.

In periods of rising or lowering interest rates, the cost of the portion of debt associated with the 4.875% Notes Due 2026 would remain the same, given that this debt is at a fixed rate, while the interest rate on borrowings under the Revolving Credit Facility would fluctuate with changes in interest rates.

Generally, the Company would expect that an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

		Impact on net investment income from a change in interest rates at:
($ in thousands)	1%	2%	3%
Increase in interest rate	$1,963	$3,927	$5,890
Decrease in interest rate	$(1,963)	$(3,927)	$(5,625)

Conference Call and Webcast

We will hold a conference call on Friday, March 10, 2023, at 9:00 am Eastern Time to discuss our fourth quarter and full year 2022 financial results. To access the call, stockholders, prospective stockholders and analysts should dial (800) 715-9871 approximately 10 minutes prior to the start of the conference call and use the conference ID 9307995.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.portmanridge.com in the Investor Relations section under Events and Presentations. The webcast can also be accessed by clicking the following link: https://edge.media-server.com/mmc/p/kad4ywz6. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (Nasdaq: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Portman Ridge’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Portman Ridge’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors, LP.

Portman Ridge’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.portmanridge.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm with over €40 billion of assets under management in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. Since inception, BC Partners has completed 117 private equity investments in companies with a total enterprise value of €149 billion and is currently investing its eleventh private equity fund. For more information, please visit www.bcpartners.com.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of Portman Ridge Finance Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with. merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions, including but not limited to the impact of inflation; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions, including but not limited to the impact of the COVID-19 pandemic, and their impact on the industries in which we invest; and(14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd floor

New York, NY 10022

info@portmanridge.com

Jason Roos

Jason.Roos@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Val Ferraro

vferraro@equityny.com

(212) 836-9633

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost: 2022 - $518,699; 2021 - $479,153)	$483,698	$452,482
Non-controlled affiliated investments (amortized cost: 2022 - $75,196; 2021 - $74,082)	73,827	74,142
Controlled affiliated investments (cost: 2022 - $58,322; 2021 - $52,130)	18,953	23,361

Total Investments at Fair Value (cost: 2022 - $652,217; 2021 - $605,365)	$576,478	$549,985
Cash and cash equivalents	5,148	28,919
Restricted cash	27,983	39,421
Interest receivable	4,828	5,514
Receivable for unsettled trades	1,395	20,193
Due from affiliates	930	507
Other assets	2,724	3,762

Total Assets	$619,486	$648,301

LIABILITIES
2018-2 Secured Notes (net of discount of: 2022 - $1,226; 2021 - $1,403)	$176,937	$162,460
4.875% Notes Due 2026 (net of discount of: 2022 - $1,704; 2021 - $2,157; net of deferred financing costs of: 2022 - $818; 2021 - $951)	105,478	104,892
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of: 2022 - $1,107; 2021 - $732)	90,893	79,839
Derivative liabilities (cost: 2021 - $31)	—	2,412
Payable for unsettled trades	1,276	5,397
Accounts payable, accrued expenses and other liabilities	4,614	4,819
Accrued interest payable	3,722	2,020
Due to affiliates	900	1,799
Management and incentive fees payable	3,543	4,541

Total Liabilities	$387,363	$368,179
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 9,916,856 issued, and 9,581,536 outstanding at December 31, 2022, and 9,867,998 issued, and 9,699,695 outstanding at December 31, 2021	$96	$97
Capital in excess of par value	736,784	733,095
Total distributable (loss) earnings	(504,757)	(453,070)

Total Net Assets	$232,123	$280,122

Total Liabilities and Net Assets	$619,486	$648,301

Net Asset Value Per Common Share (1)	$24.23	$28.88

(1)

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021, the common shares and net asset value per common share have been adjusted retroactively to reflect the split for all periods presented.

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Year Ended December 31,
	2022	2021	2020
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$51,090	$60,236	$24,335
Non-controlled affiliated investments	3,150	4,775	7,416

Total interest income	$54,240	$65,011	$31,751
Payment-in-kind income:
Non-controlled/non-affiliated investments	$4,950	$3,355	$3,218
Non-controlled affiliated investments	477	166	—
Controlled affiliated investments	181	—	—

Total payment-in-kind income	$5,608	$3,521	$3,218
Dividend income:
Non-controlled affiliated investments	$4,450	$4,006	$2,649
Controlled affiliated investments	4,141	5,170	4,263

Total dividend income	$8,591	$9,176	$6,912
Fees and other income:
Non-controlled/non-affiliated investments	$1,135	$4,006	$2,649
Non-controlled affiliated investments	40	5,170	4,263

Total fees and other income	$1,175	$9,176	$6,912
Interest from cash and time deposits	$—	$—	$15

Total investment income	$69,614	$80,086	$42,764

EXPENSES
Management fees	$8,349	$7,916	$4,579
Performance-based incentive fees	6,126	7,075	4,858
Interest and amortization of debt issuance costs	17,701	13,644	10,284
Professional fees	3,400	3,660	2,836
Administrative services expense	3,364	3,219	1,941
Other general and administrative expenses	1,784	2,568	1,823

Total expenses	$40,724	$38,082	$26,321

Management and performance-based incentive fees waived	$—	$—	$(557)

Net expenses	$40,724	$38,082	$25,764

NET INVESTMENT INCOME	$28,890	$42,004	$17,000

Realized And Unrealized Gains (Losses) On Investments:
Net realized gains (losses) from investment transactions
Non-controlled/non-affiliated investments	$(28,893)	$(4,397)	$7,120
Non-controlled affiliated investments	(197)	139	485
Derivatives	(2,095)	—	—

Net realized gain (loss) on investments	$(31,185)	$(4,258)	$7,605
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	$(8,298)	$(8,047)	$21,366
Non-controlled affiliated investments	(1,428)	282	(11,723)
Controlled affiliated investments	(10,601)	625	(1,755)
Derivatives	2,412	(1,303)	(1,075)

Net unrealized gain (loss) on investments	$(17,915)	$(8,443)	$6,813

Tax (provision) benefit on realized and unrealized (gains) losses on investments	$(786)	(1,442)	—

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	$(49,886)	(14,143)	14,418

Realized gains (losses) on extinguishments of debt	$—	(1,835)	155

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(20,996)	$26,026	$31,573

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share (1):
Basic and Diluted:	$(2.18)	$3.05	$6.32
Net Investment Income Per Common Share (1):
Basic and Diluted:	$3.00	$4.92	$3.40
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted (1)	9,634,468	8,536,079	4,998,759

(1)

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021, the weighted average shares outstanding and per share values have been adjusted retroactively to reflect the split for all periods presented.